Exhibit 99.1

P R E S S   R E L E A S E

FLEX RECEIVES APPROVAL AND AUTHORIZATION FOR SHARE REPURCHASES

San Jose, CA, August 21, 2018 — Flex (NASDAQ: FLEX) today announced that it received shareholder approval to purchase up to 20% of its outstanding shares during its Annual General Meeting held on August 16, 2018. Since the beginning of the Company’s share repurchase program commencing in the first quarter of fiscal 2011, through the first quarter of fiscal 2019 ended June 29, 2018, the Company has repurchased approximately 370.6 million shares for approximately $3.1 billion and retired all of these shares.

Under the Company’s currently approved share repurchase program, the Board of Directors authorized repurchases of its outstanding ordinary shares for up to $500 million in accordance with the share repurchase mandate approved by the Company’s shareholders.

Share repurchases, if any, will be made in the open market and in compliance with SEC Rule 10b-18.  The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements. The share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

About Flex

Flex Ltd. (Reg. No. 199002645H) is the Sketch-to-Scale® solutions provider that designs and builds Intelligent Products for a Connected World®. With approximately 200,000 professionals across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit flex.com or follow us on Twitter @Flexintl. Flex — Live Smarter®

Contacts

Investors & Analysts
Kevin Kessel, CFA

(408) 576-7985

kevin.kessel@flex.com

Media & Press

Paul Brunato

(408) 576-7534

paul.brunato@flex.com